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Franklin Limited Duration Income Trust
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Franklin Limited Duration Income Trust One Franklin Parkway San Mateo, CA 94403-1906 franklintempleton.com

October 19, 2016

LESS THAN TEN DAYS BEFORE THE MEETING‼
IT IS NOT TOO LATE TO VOTE!!

DEAR SHAREHOLDER:

There are fewer than 10 days before Franklin Limited Duration Income Trust's annual shareholder meeting on October 28. We appreciate shareholders' strong support for your Fund's management and Trustees. Please take a few minutes today to vote your shares FOR the Fund's nominees and AGAINST the dissident shareholder proposal.

It is critical that you sign, date and mail the WHITE proxy card today. Your proxy vote must be received before October 28 or it will not be counted.

YOUR FUND'S YEAR-TO-DATE PERFORMANCE HAS BEEN OUTSTANDING

The Fund's Board continues to focus on meeting your investment expectations in the short and long term. Under your current Board, the Fund has had good performance over the years as described in detail in the Fund's proxy statement, and the past nine months through September 30, 2016 have been outstanding:

•   Your investment has increased, with positive returns of 18.35% at market price and 10.49% at net asset value.

•   Your Fund has outperformed its blended benchmark index, which returned only 8.82%.1

•   Your Fund's NAV discount has decreased to only 7.64%.

Management and the Board continue to be very focused on the Fund's discount and are committed to pursuing options that benefit all shareholders in the long-run. In an effort to further narrow your Fund's discount, the Board recently approved a managed distribution plan and tender offer. Please see the accompanying Press Release with more information.

Your fellow shareholders who have voted overwhelmingly support your Fund's nominees and oppose the dissident's shareholder proposal, but in order to prevail we need every shareholder to vote, and we need you to vote today.

1 The blended benchmark index consists of 1/3 Bloomberg Barclays U.S. Mortgage-Backed Securities Index, 1/3 Credit Suisse Leveraged Loan Index, and 1/3 Credit Suisse High Yield Index.

DON'T BELIEVE SABA'S DESPERATE HALF-TRUTHS

In a last-minute, transparent attempt to undermine the support your Fund has received from your fellow shareholders and advance its own narrow interests, Saba has published a desperate letter dragging out the same half-truths and stale, year-old data they used in their proxy statement.

The truth is that your Fund paid each of its Independent Trustees less than $3,000 for the fiscal year ended March 31, 2016. In addition, each of these Independent Trustees serves on the boards of multiple Franklin Templeton Investments (FTI) funds. Because each Independent Trustee of your Fund is required to invest one-third of the fees received for serving as a trustee of a Franklin fund (excluding committee fees) in shares of one or more Franklin funds they oversee, each has over $100,000 invested in FTI funds.

What's more, having the same individuals serve on the boards of multiple FTI funds enables the Fund to obtain, at a relatively modest cost, the services of high caliber, experienced and knowledgeable Independent Trustees who can bring their experience and talents to the oversight and management of the Fund. This stands in stark contrast to Saba's nominees who lack the current Independent Trustees' closed-end fund board experience.

Your Board will continue to actively monitor and address the Fund's discount and protect the interests of all shareholders. Please protect your investment and send a strong message to Saba, the activist hedge fund that is attempting to dramatically disrupt or destroy your Fund, by signing, dating and mailing the WHITE proxy card today.

Again, we thank you for your continued loyalty and support.

SINCERELY,

/S/RUPERT H. JOHNSON, JR.
RUPERT H. JOHNSON, JR.
CHAIRMAN OF THE BOARD

• Please do not return Saba's Gold proxy card, even to vote against Saba's nominees, as this will cancel out any WHITE proxy card for the Fund that you have previously returned.
• If you have any questions regarding the shareholder meeting or voting, please call the Fund's proxy solicitor, D.F. King, toll free at (800) 431-9642.

Total return quoted reflects reinvestment of the Fund's dividends and capital gain distributions, if any, and any unrealized gains or losses. They do not reflect any sales charges paid at inception or brokerage commissions paid on secondary market purchases, nor do they reflect any taxes that a shareholder would pay on Fund dividends, capital gains distributions, if any, or any realized gains on the sale of Fund shares. Total returns for less than one year have not been annualized. Source for indexes: FactSet. Indexes are unmanaged, and one cannot invest directly in an index. They do not reflect any fees, expenses or sales charges. Performance data represents past performance, which does not guarantee future results. Please call Franklin Templeton Investments at (800) DIAL BEN or visit franklintempleton.com for the Fund's long-term performance record and most recent month-end performance. The Fund's investment return and principal value will fluctuate, and you may have a gain or loss when you sell your shares. All investments involve risks, including possible loss of principal. Franklin Templeton Distributors, Inc.

FTFLTR5